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                                                                   EXHIBIT 10.14

                      [LETTERHEAD OF ENACT APPEARS HERE]


Mr. Henry Evans
26120 W. Fremont Ave.                                          September 8, 1995
Los Altos Hills, CA 94022


Dear Henry:

On behalf on ENACT, I am very pleased to offer you the position of Vice President-Finance and Chief Financial Officer, reporting to me. I am delighted to have the opportunity to work with you, Henry, and have every expectation that you will make an important difference to the future of ENACT. As we have discussed, you will be responsible for developing the company's financial policies, management and controls. You will also work with the ENACT board and investors, ENACT's operating partners, and external financial community.

Your starting salary will be $96,000.00 per year, paid monthly, and reviewed annually. The company will also offer you a joining bonus of $10,000.00, net of withholding taxes. ENACT will also grant you an option to purchase 65,000 shares of ENACT common stock, vesting monthly over a three year period. The option price will be confirmed by the Board of Directors, and is likely to be in the range of $0.50 per share.

In the event of a merger where ENACT is not the surviving entity, or if there is a sale of substantially all of the assets of the company, 100% of your unvested option will vest automatically.

ENACT has an insurance program that covers medical and dental care for you and your dependents, plus long term disability, and life insurance for you. Our vacation and holiday policy has been informal to this stage.

Since all officers of ENACT serve at the pleasure of the board, in the event you are terminated "without cause", we ask that you agree to cooperate to transfer your duties and responsibilities, to promptly return all company property and proprietary information, and to continue maintain the company's confidentiality agreements. In return, ENACT will pay you a one-time, lump sum severance payment of $50,000.00.

As you know, we are rapidly approaching the market launch of AirWatch(TM), and we hope to have you at the financial helm as we go into the market. Please let me know of your decision and your planned starting date by signing and returning a copy of this letter to me at your earliest convenience.

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Henry, I am sure you will play an important part in building a fine company. We are committed to making this a worthy undertaking for you, Jane and the children, and we look forward to having all of you as part of our team.


Sincerely yours,


/s/ Matthew Sanders
Matt Sanders
President and CEO

Agreed:
Henry Evans: /s/ Henry Evans
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Starting Date:      9/25/95
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